Ernst & Young LLP Calgary City Centre 2200, 215 - 2 Street SW Calgary AB T2P 1M4	Tel: +1 403 290 4100 Fax: +1 403 290 4165 ey.com

To: High Tide Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 2021, with respect to the consolidated financial statements of High Tide Inc. as at October 31, 2020 and for the year ended October 31, 2020, incorporated by reference in the Registration Statement on Form F-10 and related base shelf prospectus (collectively, the "Registration Statement") of High Tide Inc. for the registration of common shares, warrants to purchase other Securities, units, subscription receipts and debt securities of up to $100 million.

Calgary, AB

September 17, 2021	Chartered Professional Accountants